SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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EQ ADVISORS TRUST
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AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED AUGUST 20, 2006

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser to the EQ/Intermediate Term Bond Portfolio (“Portfolio”), a series of the EQ Advisors Trust (the “Trust”), and certain related changes to the Portfolio. You may obtain an additional copy of the Prospectus or Statement of Additional Information, or the Trust’s most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104.

AXA Equitable Life Insurance Company (“AXA Equitable” or the “Manager”) serves as the Investment Manager and Administrator of the Trust. AXA Advisors, LLC and AXA Distributors, LLC serve as the Distributors for the Trust’s shares. AXA Equitable and the Distributors are located at 1290 Avenue of the Americas, New York, New York 10104. AXA Equitable, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees to select and replace investment sub-advisers for the Trust and to amend the advisory agreements between AXA Equitable and sub-advisers without obtaining shareholder approval. Accordingly, AXA Equitable is able, subject to the approval of the Trust’s Board of Trustees, to appoint and replace sub-advisers and to amend advisory agreements without obtaining shareholder approval.

At a regular meeting of the Board of Trustees of the Trust held on June 8-9, 2006, the Board of Trustees (“Board”) unanimously approved the Manager’s proposal to change the Portfolio’s investment strategy from an actively managed portfolio to a passively managed index portfolio and the Portfolio’s name to the EQ/Bond Index Portfolio (“Portfolio”). In addition, at a regular meeting of the Board held on July 10-11, 2006, the Board and separately, the Trustees who are not “interested persons” of the Trust (as that term is defined in the Investment Company Act of 1940, as amended) (“Independent Trustees”), unanimously approved the Manager’s proposal to replace the Portfolio’s existing sub-adviser, Fund Asset Management, L.P. (“FAM”), a division of Merrill Lynch Investment Managers, L.P. (“MLIM”), doing business as Mercury Advisors (“Mercury”), with Standish Mellon Asset Management Company LLC (“Standish” or “Adviser”). The Manager’s proposals were based on its strategic outlook and its assessment of the long-term viability of the Portfolio. These changes will take effect on or about August 25, 2006.

Factors Considered by the Board

In approving the Investment Advisory Agreement, the Board considered the overall fairness of the Investment Advisory Agreement and whether the Investment Advisory Agreement was in the best interest of the Portfolio, particularly, in light of the investment strategy change. In this connection, the Board considered factors it deemed relevant with respect to the Portfolio, including: (1) the nature, extent and quality of the services to be provided to the Portfolio by the Adviser and its affiliates, including the credentials and investment experience of its officers and employees in managing a bond index strategy; (2) the Adviser’s investment process; (3) the performance of a composite of similar accounts managed by the Adviser as compared to its benchmark and peer group; (4) the level of the Adviser’s proposed fee; (5) to the extent information was available, the costs of the services to be provided and profits to be realized by the Adviser and its affiliates from their relationship with the Portfolio; and (6) the anticipated effect of growth and size on the Portfolio’s performance and expenses, where applicable. The Board also noted that the investment management fees payable by the Portfolio would decrease as a result of the investment strategy change. In considering the Investment Advisory Agreement, the Board did not identify any single factor or item of information as all-important or controlling.

In connection with its deliberations, the Board, among other things, received information, in advance of the meeting at which the approval was made, from the Manager regarding the factors set forth above and met with representatives of the Manager to discuss the proposed Investment Advisory Agreement. The Independent Trustees were assisted by independent counsel during their deliberations and received materials discussing the legal standards applicable to their consideration of the Investment Advisory Agreement.

The Board, in examining the nature and quality of the services to be provided by the Adviser, considered the Adviser’s experience in serving as an investment adviser for accounts similar to the Portfolio it would advise. The Board noted the responsibilities that the Adviser would have to the Portfolio. In particular, the Board considered that the Adviser would be responsible for making investment decisions on behalf of the Portfolio, placing all orders for the purchase and sale of investments for the Portfolio with brokers or dealers, and performing related administrative functions. In addition, the Board reviewed information regarding the Adviser’s investment process and the background of each portfolio manager of the Adviser who would provide services to the Portfolio.

The Board received performance information regarding the performance of the Adviser’s comparable strategy. In this connection, the Board considered that the Standish Aggregate Bond Index composite closely tracked its benchmark for each of the one-, three-, five- and ten-year periods for the period ended March 31, 2006.

In evaluating the Adviser’s compensation, the Board reviewed the proposed fees under the Investment Advisory Agreement. The Board also reviewed and considered the extent to which the Adviser’s fee schedule provides for breakpoints, that is, a reduction of the advisory fee rate as assets increase. The Board determined that the Manager’s management fee and the Portfolio’s overall expense ratios, which were expected to decrease in connection with the Portfolio’s strategy change, generally were more significant to the Board’s evaluation of the fees and expenses paid by the Portfolio than the Adviser’s costs and profitability.

As part of its evaluation of the Adviser’s compensation, the Board also considered other benefits that may be realized by the Adviser and its affiliates from the Adviser’s relationship with the Trust. In this connection, the Board noted, among other things, that the Adviser, through its relationship as the Adviser to the Portfolio, may engage in soft dollar transactions. In this regard, the Board considered the Adviser’s procedures for executing portfolio transactions for the Portfolio and the Adviser’s policies and procedures for the selection of brokers and dealers and for obtaining research from those brokers and dealers. In addition, the Board recognized that the Adviser may be affiliated with registered broker-dealers, which may from time to time receive brokerage commissions from the Portfolio in connection with the purchase and sale of portfolio securities, provided, however, that those transactions, among other things, must be consistent with seeking best execution. Finally, the Board recognized that affiliates of the Adviser may sell, and earn sales commissions from sales of, shares of the Portfolio.

The Board also considered conflicts of interest that may arise between the Trust and the Adviser in connection with the services it provides to the Trust and the various relationships that it and its affiliates may have with the Trust. For example, actual or potential conflicts of interest may arise as a result of the Adviser having responsibility for multiple accounts (including the Portfolio), such as devotion of unequal time and attention to the management of the accounts, inability to allocate limited investment opportunities across accounts and incentive to allocate opportunities to an account where the Adviser has a greater financial incentive, such as a performance fee account. In this connection, the Board also took into consideration the manner in which such conflicts are addressed by the Adviser.

Based on these considerations, the Board was satisfied that: (1) the Portfolio was reasonably likely to benefit from the nature, extent and quality of the Adviser’s services; (2) the performance of the Adviser’s composite of similar accounts generally was reasonable in relation to the performance of its benchmark and peer group; and (3) the Adviser’s compensation, including any direct and indirect benefits to be derived by it and its affiliates, is fair and reasonable. Based on the foregoing, the Board, including the Independent Trustees, unanimously approved each Investment Advisory Agreement with respect to the relevant Portfolio.

Information Regarding the Investment Advisory Agreement

Except as to effective date, duration and fees, the terms of the new Investment Advisory Agreement between AXA Equitable and Standish are substantially similar to those of the existing Advisory Agreement (“Existing Advisory Agreement”). The Existing Advisory Agreement between AXA Equitable and FAM with respect to the Portfolio

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was last approved by the Board of Trustees on July 10-11, 2006. On November 29-30, 2005, the Board of Trustees approved the Existing Advisory Agreement following the assignment and termination of the prior Investment Advisory Agreement caused by a sale of Boston Advisors, Inc., the Portfolio’s former Adviser, to Merrill Lynch & Co., Inc.

The new Investment Advisory Agreement provides that it will remain in effect for its initial term of two years and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The new Investment Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on at least sixty days’ written notice to AXA Equitable and Standish, or by AXA Equitable or Standish on at least sixty days’ written notice to the Trust and the other party. The new Investment Advisory Agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is assigned or terminated for any other reason.

The new Investment Advisory Agreement generally provides that Standish will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by Standish with respect to the Portfolio, except that nothing in the agreement limits the Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of Standish in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio advised by Standish, if such statement or omission was made in reliance upon information furnished by Standish to AXA Equitable or the Trust.

Under the Existing Advisory Agreement between AXA Equitable and FAM, FAM received an advisory fee equal to an annual rate of 0.15%. For the fiscal year ended December 31, 2005, FAM received $83,012 in advisory fees with respect to the Portfolio.

Information Regarding Standish

Standish is located at Mellon Financial Center, One Boston Place, Suite 024-0344, Boston, MA 02108. Standish is a wholly owned subsidiary of Fixed Income (MA) Trust, Mellon Financial Center, One Boston Place, Boston, MA 02108, which is a majority owned subsidiary of Fixed Income (DE) Trust, Mellon Financial Center, One Boston Place, Boston, MA 02108. Fixed Income (DE) Trust is a wholly owned subsidiary of Mellon Financial Corporation (“Mellon”) located at One Mellon Bank Center, 500 Grant Street, Pittsburgh, PA 15258 and an affiliate of The Dreyfus Corporation, an adviser to another portfolio of the Trust. In July 2003, Mellon merged the fixed income capabilities of three existing subsidiaries—Mellon Bond Associates, Certus Asset Advisors and Standish— into one entity named Standish. The former Mellon Bond Associates was founded in 1986 and pioneered the development of bond index funds, cash-matched portfolios and enhanced short duration investment products. As of June 1, 2006, Standish had approximately $148 billion in total assets under management, of which approximately $12 billion are in indexed assets.

Members of the Board of Directors of Standish include: Edward H. Ladd, Chairman Emeritus, Scott E. Wennerholm, Chief Operating Officer of Mellon Asset Management, Mitchell E. Harris, Chief Executive Officer, Desmond Mac Intyre, Chief Operating Officer, Ronald P. O’Hanley, Partner of Pareto Partners, John J. Nagorniak, Chiarman, Stephen E. Canter, Chairman and Chief Executive Officer of The Dreyfus Corporation, Corey A. Griffin, Chairman and Chief Executive Officer of The Boston Company Asset Management Company, LLC, Dr. Christine V. Downton, Director, Robert A. McCormish, Executive Vice President and Alexander C. Huberts, Chief Investment Officer and Executive Vice President. The business address of each of these individuals is Mellon Financial Center, One Boston Place, Boston, MA 02108.

Laurie A. Carroll and Gregory D. Curran, CFA will perform the day-to-day management of the Portfolio. Ms. Carroll is the Director of Index and Short Duration Strategies oversees the development of and strategy for all index and short duration portfolios for Standish. She joined Standish in 1986 as a portfolio manager and has had portfolio management responsibilities since that time. Mr. Curran is the Director of Index Strategies and is responsible for Standish’s Index Products Group. He joined Standish in 1995 and has had portfolio management responsibilities since that time.

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As Adviser to the Portfolio, Standish provides the Portfolio with investment research, advice and supervision and manages the Portfolio’s securities consistent with its investment objective and policies, including the purchase, retention and disposition of securities, as set forth in the Portfolio’s prospectus. The principal risks of investing in the Portfolio are listed in the supplement to the prospectus under the heading “About the Investment Portfolios – Fixed Income Portfolios-EQ/Bond Index Portfolio.”

Standish will attempt to achieve Portfolio’s investment objective, i.e., to seek a total return before expenses that approximates the total return performance of the Lehman Brothers Aggregate Bond Index (“Lehman Index”), including reinvestment of coupon payments, at a risk level consistent with that of the Lehman Index.

As Adviser to the Portfolio, Standish will receive an advisory fee equal to the following annual rate: 0.08% of the Portfolio’s average daily net assets up to and including $50 million; 0.06% of the Portfolio’s average daily net assets in excess of $50 million and up to and including $250 million; 0.04% of the Portfolio’s average daily net assets in excess of $250 million and up to and including $400 million; and 0.02% of the Portfolio’s average daily net assets in excess of $400 million. If the new Investment Advisory Agreement with Standish had been in effect for the fiscal year ended December 31, 2005, Standish would have received approximately $34,000 in advisory fees, which is approximately 47% lower than the advisory fees paid to FAM during this period. AXA Equitable (and not the Portfolio) is responsible for the payment of the advisory fee to Standish.

For managing similar funds, Standish receives an advisory fee equal to the following annual rate: 0.10% of the fund’s average daily net assets up to and including $25 million; 0.08% of the fund’s average daily net assets in excess of $25 million, up to and including $100 million; negotiable for the fund’s average daily net assets in excess of $100 million.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board of Trustees, the Portfolio may engage in brokerage transactions with brokers that are affiliates of the Manager or the Adviser, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or the Adviser. For the fiscal year ended December 31, 2005, the Portfolio did not trade or clear through an affiliated broker.

Control Persons and Principal Holders

AXA Equitable may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of June 30, 2006. AXA Equitable is organized as a New York stock life insurance company and is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company.

As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to the Portfolio. As of July 21, 2006, the Trustees and Officers of the Trust owned shares entitling them to vote in the aggregate less than one percent of the shares of the Portfolio. As of July 21, 2006, no shareholders owned beneficially or of record 5% or more of any class of shares of the Portfolio.

A copy of the Trust’s 2006 Semi-Annual Report is enclosed.

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